Exhibit 5.4

                  [Letterhead of ROME McGUIGAN SABANOSH, P.C.]

                                          November 25, 1997

Sun International Hotels Limited

Sun International North America, Inc.

Re: $300,000,000 Sun International Hotels Limited and Sun International North America, Inc. Registration Statement on Form F-3 under the Securities Act of 1933

Gentlemen:

      We have acted as special Connecticut counsel for Sun International Hotels Limited and Sun International North America, Inc. (collectively, the "Issuers"), in connection with the filing by the Issuers, Sun Cove, Ltd., a corporation organized and existing under the laws of the State of Connecticut ("Sun Cove"), and certain other guarantors with the Securities and Exchange Commission (the "Commission") of a registration statement on Form F-3 (the "Registration Statement") and the prospectus included therein (the "Prospectus") under the Securities Act of 1933 (the "Act"), for the purpose of registering debt securities in an aggregate amount of $300,000,000 (the "Debt Securities") and the guarantee thereof (the "Guarantee") by, among others, Sun Cove. The Debt Securities and the Guarantee are being registered pursuant to an Indenture (the "Indenture") among the Issuers, Sun Cove, certain other guarantors and a trustee (the "Trustee") to be named in a prospectus supplement relating to the Debt Securities.

      In connection with the foregoing, we have examined and relied upon such documents, records, certificates of public officials and of officers of the Issuers and/or Sun Cove, as we have considered relevant and necessary as the basis for the opinion hereinafter set forth. We have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

      The opinions expressed herein are limited to the existing laws of the State of Connecticut.

      All opinions expressed herein are subject to the effect of applicable bankruptcy, insolvency, fraudulent conveyance,
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Sun International Hotels Limited
Sun International North America, Inc.
November 25, 1997
Page 2


reorganization, moratorium and similar laws now or hereafter in effect relating to creditors' rights generally and to general principles of equity.

      Based upon and subject to the foregoing, it is our opinion that:

      1. When the Indenture has been duly authorized, executed and delivered by the Issuers, the guarantors named therein and the Trustee, and the Guarantee has been duly executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and any prospectus supplement relating to the Guarantee and in accordance with the Indenture, assuming the terms of the Guarantee have been duly established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Sun Cove and so as to comply with any requirement imposed by any court or governmental body having jurisdiction over Sun Cove, the Guarantee will be validly issued and will constitute a valid and binding obligation of Sun Cove in accordance with its terms.

      We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement and any amendments thereto, of this opinion. In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                Sincerely,

                                                ROME McGUIGAN SABANOSH, P.C.


                                                /s/ ROME McGUIGAN SABANOSH, P.C.